Exhibit 10.11

September 29, 2007

Mr. Michael Sawtell
Chief Executive Officer
DigitalPost Interactive, Inc.
3240 El Camino Real
Suite 230
Irvine, CA 92602
VIA E-MAIL: mike@thefamilypost.com

Dear Mike:

This letter confirms the engagement of Norm Farra (“NF”) as exclusive financial advisor to DigitalPost Interactive, Inc. and its subsidiaries and affiliates (together, the “Company”) for a period of twelve (12) months commencing upon your acceptance of this letter. The exclusive arrangement of this agreement excludes the already existing arrangement that the Company has with Crown Financial Investment Group and any of its companies or affiliates. The engagement will have one automatic twelve (12) month extension unless 30 day written notice of cancellation is provided by the “Company”.  In this regard, the parties agree to the following terms and conditions:

1.
Engagement.  The Company hereby engages and retains NF as a financial advisor for and on behalf of the Company to perform the Services as defined in Section 2, “Services.”  NF hereby accepts this engagement on the terms and conditions set forth in this agreement.

2.	Services. In connection with its engagement pursuant to this agreement, NF agrees to perform the following services for the Company:

a.
Consulting Services. As requested from time to time by the Company, NF shall provide financial consulting services and advice to the Company pertaining to the Company’s business affairs.  Without limiting the foregoing, NF will assist the Company in developing, studying and evaluating a financing plan, strategic and financial alternatives, and merger and acquisition proposals and will assist in negotiations and discussions pertaining thereto. Additionally, NF will assist the Company in preparing an offering document or presentation materials describing the Company, its operations, its historical performance and future prospects. NF will also provide such other financial advisory and investment banking services as may be mutually agreed upon by NF and the Company.  NF shall bring potential entities to the Company for financing opportunities (“Candidates”)

3.	Best Efforts. In conjunction with its engagement, NF agrees to use its best efforts to:

a.
make itself available to the Company’s officers, at such mutually agreed upon place and time during normal business hours for reasonable periods of time for the purpose of advising and assisting the Company in preparing reports, summaries, corporate and/or transaction profiles, due diligence packages and/or other material and documentation as shall be necessary, in the opinion of NF, to properly present the Company as an investment opportunity to Candidates.  Such availability will be subject to reasonable advance notice and mutually convenient scheduling.

b.
aid and assist the Company’s management in structuring the nature, extent and other corporate finance parameters of a private placement or other investment offer to be made by the Company or to a Candidate to procure on behalf of the Company to fulfill its business objectives.

c.
make itself available for telephone conferences with the Company’s principal financial sales and/or operating officers during normal business hours upon reasonable advance notice and mutually agreed upon dates and times.

d.	evaluate proposals and participate in negotiations with Candidates.

e.
perform such other corporate financing, investment banking, and similar advisory services related to a Candidate and/or such other aspects of the Company’s operations, management or development as the Company’s principal executive, financial, sales and/or operating officer(s) may reasonably request consistent with the provisions of this Agreement.

4.
Compensation:  As compensation for the services rendered by NF to the Company pursuant to this agreement and in addition to the expense allowance set forth in Section 6 (“Expenses”) below, the Company shall pay to NF as set forth below:

Advisory Services:  A monthly fee of $5,000, commencing October 1, 2007 and continuing monthly thereafter for the term of the agreement. The Company has the right to prepay the fee at any time after November 1, 2007. Prepayment does not affect exclusivity of the agreement. Additionally, within ten business days following the execution of this Advisory Agreement, the Company shall issue to NF or suitable assignee a cashless warrant exercisable for a period of five years to acquire 350,000 shares of the Company’s fully diluted common stock with an exercise price equal to $0.50 per share. As additional incentive, for every one million dollars raised for the Company by NF during the term of this agreement, the Company will issue NF a cashless warrant exercisable for a period of five years to acquire 250,000 shares of the Company’s fully diluted commont stock with an exercise price equal to $0.50 per share. The incentive warrants shall be subject to all recapitalizations, reclassifications, splits or other adjustments of the Company’s capital structure pro rata prior to actual funding.  All common stock underlying the warrants will have standard piggy-back registration rights in the Company’s very next registration. The warrant will be delivered within 10 business days of closing on the first one million dollars and pro-rata portion thereof.

5.	Other Terms and Conditions:

a.
Upon successful financing of at least $500,000, the Company agrees to nominate a NF appointee agreeable to the Board to its Board of Directors at the next opportunity.  Further the Company agrees that until such time as the Company is able to nominate said appointee, the Company will agree to appoint the NF individual as a Board Advisor/Observer.

b.
If NF serves as a placement agent for the issuance and sale of any securities on behalf of the Company or arranges any other type of financing, NF and the Company will enter into a formal agreement on terms to be mutually agreed upon.  All fees associated with a capital raise for the Company will be detailed in a separate formal letter of intent and said fees will not exceed 10% cash fee, 3% non-accountable, and 10% warrants coverage.

c.
For a period of twenty-four (24) months following successful procurement of a funding for the Company by NF, NF is granted a right of first refusal to provide any follow-on funding on the same terms obtained by the Company.

d.
For any new capital raised through any referral or introduction made by the Company or its executive management, compensation will be limited to 50% of the normal cash and warrant fees owed to NF or suitable assignee pursuant to Section 5b. above.

6.
Expenses.  In addition to the compensation in Section 4, “Compensation” above, the Company agrees to reimburse NF, upon request made from time to time, for its reasonable out-of-pocket expenses incurred by NF in connection with its activities under this agreement.  On a monthly basis, any expenses greater than ($1,000.00) one thousand dollars will be pre-approved in advance by the Company and may include but are not limited to long distance phone charges, airfare, hotel lodging and meals, transportation, outside consultants, printing, and overnight express mail incurred by NF in fulfilling its duties under this agreement.

7.
Indemnification. The Company agrees to indemnify NF and its affiliates and their respective directors, officers, employees, agents and controlling persons (each such person being an “Indemnified Party”) from and against any and all losses, damages and liabilities, joint or several, related to or arising out of any third party claims in connection with financing or business combination, or the engagement of NF pursuant to, and the performance by NF of the services contemplated by, this agreement and will reimburse any Indemnified Party for all expenses (including fees and costs of counsel) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom.  If the indemnification of an Indemnified Party provided for in this agreement is for any reason held unenforceable, the Company agrees to contribute to the losses, damages and liabilities for which such indemnification is held unenforceable in such proportion as is appropriate to reflect the relative fault of the Company, on the one hand, and NF, on the other hand.  The Company agrees that it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this agreement, unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding. Notwithstanding the foregoing, it is understood that foregoing indemnity shall not apply to any claim or legal action based upon or relating to the gross negligence or willful misconduct of NF and its affiliates and their respective directors, officers, employees, agents and controlling persons.

8.
Independent Contractor.  The Company acknowledges that NF has been retained to act solely as a financial advisor to the Company.  In such capacity, NF shall act as an independent contractor, and any duties of NF arising out of its engagement pursuant to this agreement shall be owed solely to the Company.

9.
Governing Law.  This agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding the laws of those jurisdictions pertaining to the resolution of conflicts with the laws of other jurisdictions.

10.
Term and Termination.  This Agreement shall be effective upon its execution and shall remain in effect for twelve (12) months from the date hereof. The Company or NF may terminate NF’s engagement and responsibilities hereunder at any time following November 30, 2007 with 10 day prior written notice. However, no termination of this Agreement shall in any way effect the right of NF to receive any of the fees due for the entirety of the agreement, or pro-rata portion of equity that would vest in the period referenced above prior to cancellation notice due to funding, or unbilled disbursements for the services rendered hereunder. In addition, Section 6, “Indemnification,” Section 8, “Independent Contractor,” and Section 9, “Governing Law” shall survive any termination of this Agreement.

11.
Successors and Assigns.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  This Agreement and any of the rights, interests or obligations hereunder may be assigned by the Banker without the prior written consent of the Company. Notice shall be provided to Company within 5 business days of such assignment. This Agreement and any of the rights, interests or obligations hereunder may not be assigned by the Company without the prior written consent of the Banker, which consent shall not be unreasonably withheld.

Sincerely,

/s/ Norman K. Farra

Agreed and Accepted on behalf of the Company.

/s/ Mike Sawtell